P&F Industries, Inc.

P&F Industries' Subsidiary Green Manufacturing Sells Access Division to Benko Products, Inc.

FARMINGDALE, N.Y., February 3, 2005, - P&F Industries, Inc. (Nasdaq NM: PFIN) announced today that it has entered into a definitive Asset Purchase Agreement dated February 2, 2005, with Benko Products, Inc. ("Benko"). Benko is a manufacturer of diverse industrial products and material handling equipment based in Sheffield Village, Ohio. Under this Agreement, Green Manufacturing, Inc., a wholly-owned subsidiary of P&F, sold certain of its assets comprising its Access Division, including machinery and equipment, inventory, and certain accounts receivable, while retaining certain other accounts receivable. Green received net cash proceeds of approximately $880,000 and two promissory notes aggregating approximately $958,000 at the closing. In addition, Green may receive additional consideration based upon Benko exceeding certain future sales levels. As a result of the transaction, Green has effectively exited the Access business.

The Benko transaction follows December's sale of certain assets of Green's Hydraulic Cylinder Division to Rosenboom Machine and Tool, Inc. ("RMT") for cash and a promissory note aggregating approximately $4.3 million. In addition, Green expects to receive additional consideration based upon certain future sales by RMT. As part of this transaction, Green retained its accounts receivable and finished goods inventory, aggregating approximately $3,057,000, which is expected to be converted into cash over the next few months.

Richard Horowitz, President and CEO of P&F, commented, "The sale of the Access Division completes another substantial part of our transition strategy. The Access and Cylinder businesses were no longer a strategic fit with the remainder of P&F's operations and their earnings performance has not met with our expectations. Proceeds from this transaction and the December Cylinder transaction have, or will be, principally used to pay down debt."

Unaudited revenues and operating losses for the combined Cylinder and Access Divisions were approximately $9,922,000 and $532,000, respectively, for the nine-month period ended September 30, 2004, the Company's last reported period. Green's sole remaining business, its Agricultural Division, continues to operate in Bowling Green, Ohio. P&F has evaluated its options with respect to this small, but consistently profitable, division and has decided to retain this business and combine its operations in the next several months within
Countrywide Hardware, Inc., a wholly-owned subsidiary of P&F headquartered in Tampa, FL. Unaudited revenues and operating earnings for the Agricultural Division were approximately $1,279,000 and $234,000, respectively, for the nine-month period ended September 30, 2004.

Horowitz continued, "We are quite pleased with the outcome of these divestitures as they enable P&F management to focus on its other segments in order to add greater shareholder value."

P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware Inc., Embassy Industries, Inc. and Green Manufacturing, Inc. manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, and baseboard and radiant heating products. P&F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.


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This is a "Safe-Harbor" statement under the Private Securities Litigation Reform
Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company's actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.                        Lippert/Heilshorn & Assoc., Inc.
Joseph A. Molino, Jr.                       Jody Burfening/Seema Brin
Chief Financial Officer                     Investor Relations
631-694-1800                                212-838-3777
jmolino@pfina.com                           jburfening@lhai.com/sbrin@lhai.com
www.pfina.com                               www.lhai.com
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